Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp Contacts:

Media: Pattie Kushner — 336-436-8263

Media@LabCorp.com

Investors: Clarissa Willett — 336-436-5076

Investor@LabCorp.com

LABCORP ANNOUNCES DEPARTURE OF JOHN RATLIFF,

NAMES NEW LABCORP DIAGNOSTICS LEADERSHIP

•	John Ratliff is departing the company to pursue another opportunity
•	Dr. Brian Caveney has been named executive vice president and president of Diagnostics
•	Mark Schroeder has been named executive vice president and president of Diagnostics laboratory operations and global supply chain
•	These new roles are effective immediately

BURLINGTON, N.C., Nov. 6, 2019 — LabCorp® (NYSE: LH), a leading global life sciences company, today announced that John Ratliff is departing the company to pursue another opportunity. Dr. Brian Caveney has been named executive vice president and president of Diagnostics. Mark Schroeder has been named executive vice president and president of Diagnostics laboratory operations and global supply chain. These new roles are effective immediately.

“We are grateful to John for his leadership of the Covance business, and we wish him well in his next endeavors,” said Adam H. Schechter, president and CEO of LabCorp. “The board and I are pleased that Brian and Mark, two highly respected and strong leaders, will combine their unique skill sets for the continued growth of our Diagnostics business.”

Schechter continued: “In his roles as chief medical officer and head of managed care, and with his background as a former practicing physician and managed care executive, Brian has a deep understanding of our customers at every level, from patients and physicians, to hospitals and health systems, to our managed care partners. Mark’s expertise in global supply chain — which is integral to our lab operations — and his commitment to operational excellence are unparalleled. Brian and Mark will work closely together to enable us to become even more focused on our customers and the front line while we continue to enhance our remarkable lab capabilities and processes.”

“Our mission to improve health and improve lives requires us to put customers at the center of all we do,” said Caveney. “I look forward to working with Mark to build on our 50-year history of unmatched scientific advances in laboratory medicine to serve our full range of customers.”

“As head of LabCorp’s supply chain and as an integral architect of our LaunchPad process improvement initiatives, I have had the privilege to work in areas that touch every aspect of our labs,” said Schroeder. “I look forward to using my in-depth experience of our labs and operations to collaborate with Brian as we bring Diagnostics to the next level of achievement.”

About Dr. Brian Caveney

Caveney, a nationally recognized health policy expert, joined LabCorp as chief medical officer in 2017. In this role, he has broad responsibility for the medical and scientific strategy of the enterprise. He also currently serves as the company’s head of managed care. Most recently, Caveney was chief medical officer of Blue Cross and Blue Shield of North Carolina (Blue Cross NC), where he joined in 2011. In addition to various roles in the Healthcare Division of the core health plan, Caveney also served as chief clinical officer of Mosaic Health Solutions, a wholly owned subsidiary of Blue Cross NC for strategic investments in diversified health solutions businesses. Prior to joining Blue Cross NC, Caveney was a practicing physician and assistant professor at Duke University Medical Center. Caveney holds an M.D. from the West Virginia University School of Medicine, a J.D. from the West Virginia University College of Law and an M.P.H. in health policy and administration from the University of North Carolina at Chapel Hill. He completed his residency at Duke University Medical Center and is board-certified in preventive medicine, with a specialty in occupational and environmental medicine.

About Mark Schroeder

Schroeder has more than a decade of experience with LabCorp, having joined in 2007. He assumed the role of enterprisewide chief supply chain officer in 2016. In that role, he is responsible for LabCorp’s global supply chain management function and overseeing Diagnostics and Drug Development supply chain operations around the world. These operations span a wide variety of sectors, including lab operations, logistics, sourcing and procurement, aviation, real estate, and the corporate program management office. His experience also has included operational leadership roles over genetics and oncology, and over one of the company’s core divisions. Schroeder is the executive sponsor for LaunchPad, the company’s re-engineering and process improvement initiatives spanning Diagnostics and Drug Development globally. He serves on the board of LabCorp’s venture fund and on the FedEx Healthcare Industry Advisory Board. Schroeder has a bachelor’s degree in interdisciplinary engineering and management from Clarkson University.

About LabCorp

LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported revenue of more than $11 billion in 2018. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about Covance Drug Development, visit www.Covance.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements with respect to the Company’s leadership, future operations and opportunities. Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the Company’s control, including without limitation, the performance of employees and executives, the willingness of employees and executives to remain employed, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, the effect of public opinion on the Company’s reputation, adverse results in material litigation matters, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, adverse weather conditions, and employee relations. These factors, in some cases, have affected and in the future (together with other factors) could affect the Company’s ability to implement the Company’s business strategy and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the Company’s other filings with the SEC.

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